Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of the 5th day of December, 2022 (“Effective Date”), by and between Pineapple Energy Inc., a Minnesota corporation (the “Company”) and Kyle Udseth (the “Employee”).

A.       Employee has been employed by the Company.

B.       The Company desires to continue to employ Employee as detailed below. Employee has thoroughly reviewed and considered the terms of this Employment Agreement, and accepts all terms set forth below.

C.       During his employment, Employee has had access to, and will continue to have access to, extremely sensitive confidential, proprietary and trade secret information relating to the Company, its employees, and its customers. As a result, Employee’s continued employment with the Company and the Company’s commitments in this Agreement are strictly conditioned on Employee agreeing to the confidentiality provisions and post-employment restrictions in this Agreement.

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Company and Employee, the parties agree as follows:

1.	Employment Duties; No Conflict; Contingency. The Company hereby agrees to continue to employ Employee pursuant to the terms and conditions of this Agreement and Employee accepts such employment. Employee agrees to perform the duties consistent with his position and other duties as may be requested by the Company from time to time. Employee will perform his duties with a high level of professionalism and integrity. Employment pursuant to this Agreement is subject to all Company policies in effect throughout Employee’s employment. During the term of Employee’s employment with the Company, Employee will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement except as expressly permitted by the Company in writing.

2.	Employment at Will. Employee’s employment with the Company is at-will and continues until terminated by the Company or Employee for any reason. The “Termination Date” shall mean the date of cessation of the Employee’s employment with the Company (whether voluntarily or involuntarily) without regard to any notice of termination or pay in lieu of notice of termination. For purposes of Section 4(e), with respect to any severance payments payable to Employee thereunder, the “Termination Date” means the date on which a “separation from service” occurs under Section 409A.

10900 Red Circle Drive ● Minnetonka, MN ● 1-800-268-5130 ● 952-996-1674 ● www.pineappleenergy.com

3.	Compensation.

(a)	Base Salary. The Company shall pay Employee base salary in the annualized amount of $300,000 (“Base Salary”), less applicable taxes and withholding, payable in accordance with the Company’s standard payroll practices.

(b)	Employee Bonus Program. Employee shall be eligible for the Company’s Employee Bonus Program. Employee’s potential bonus shall be up to fifty percent (50%) of Employee’s Base Salary. Any bonus payable under this Section 3(b) shall be paid as a lump sum by March 15 of the calendar year following the year for which the bonus was calculated. Employee must be employed by the Company on the date of the payment of any bonus to earn any bonus under the Company’s Employee Bonus Program. The Company’s Employee Bonus Program is discretionary based on goals established by the Company’s Board of Directors (the “Board”) and may be changed from time to time.

(c)	Benefits. Employee shall be entitled to participate in all employee benefit plans or programs offered by the Company to all its employees, subject to the eligibility requirements and terms of such plans or programs, including, as of the Effective Date, cellphone reimbursement, medical, dental, vision, life, and critical illness/accident insurance; the Company 401(k) plan, Employee Stock Purchase Plan, and Health Savings Account.

4.	Termination. Employee’s employment with the Company may be terminated at any time upon sixty (60) days’ written notice by (a) the Company to Employee in person or by certified mail to Employee’s address on record at the Company, or (b) Employee to the then-current Chair of the Board in person or by certified mail to the Company.

(a)	Upon termination of Employee’s employment with the Company, Employee shall be entitled to receive (i) Base Salary owed through the Termination Date, (ii) reimbursement of reasonable expenses incurred as of the Termination Date. Such amounts shall be paid within fourteen (14) days of the Termination Date. Employee acknowledges and agrees that said payments, as applicable, shall be in full satisfaction of any amount due to Employee by the Company, and Employee shall not be entitled to any further payment, severance, benefits continuation, damages, or any additional compensation whatsoever except as set forth in this Agreement or in the Change in Control Agreement (as defined below).

(b)	For purposes of this Agreement, “Cause” means: (i) gross negligence or gross neglect of duties; (ii) commission of any felony, or a gross misdemeanor involving moral turpitude that in the reasonable determination of the Board is materially and demonstrably injurious to the Company or that impairs Employee’s ability to substantially perform Employee’s duties with the Company or any of its affiliates; (iii) fraud, disloyalty, dishonesty or willful violation of any law or a willful violation of a Company policy that, after warning, remains a continuing violation, committed in connection with the Employee’s employment; (iv) conduct that, in the judgment of the Board, results in damage to the Company’s business, property, reputation, or goodwill, including allegations of sexual harassment or discrimination; (v) breach of or inability to perform Employee’s obligations under this Agreement other than by reason of disability or death; or (vi)

failure to follow a directive of the Board.

(c)	For purposes of this Agreement, “Good Reason” means: an initial occurrence of any of the following without the Employee’s consent: (i) a substantial adverse change in the nature or scope of the Employee’s responsibilities, authorities, powers, functions or duties such that the Employee would no longer be considered to be a member of senior management of the Company; (ii) a reduction in the Employee’s annual Base Salary except for across the board salary reductions similarly affecting all or substantially all management employees; or (iii) the relocation of offices at which the Employee is principally employed to a location more than fifty (50) miles from such offices; provided, however, that “Good Reason” shall not exist unless the Employee has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (i) through (iii) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from the Employee, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

(d)	Termination by the Company for Cause prior to a Change In Control, or Termination by the Employee for any reason other than Good Reason prior to a Change In Control: If the Employee’s employment is terminated (i) by the Company for Cause or (ii) by the Employee for any reason other than Good Reason, in either case with the Termination Date is prior to a Change in Control (as defined in the Change in Control Agreement entered into by and between the Company and Employee effective as of the same date as the Effective Date (the “Change in Control Agreement”), then the Company shall pay or provide the Employee only with the benefits itemized in Section 4(a).

(e)	Termination by the Company other than for Cause or Disability prior to a Change In Control; or resignation by the Employee for Good Reason prior to a Change In Control: If the Employee’s employment is terminated by the Company for any reason other than Cause or Disability, or the Employee’s employment is terminated by the Employee for Good Reason, in either case with the Termination Date occurring prior to a Change in Control, then the Company shall: (i) pay or provide the Employee the benefits itemized in Section 4(a) and (ii) subject to the Employee signing and not rescinding a release of claims in a form acceptable to Employee and the Company and the Employee strictly complying with the terms of this Agreement and any other written agreement between the Employee and the Company or any of its affiliates as of the date each of the installments described below is to be paid, the Company shall pay to the Employee as severance pay a total amount equal to fifty percent (50%) of the annual Base Salary as of the Termination Date, subject to applicable tax withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll during the period from the Termination Date through and the six (6) month anniversary of the Termination Date; provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the sixtieth (60th) calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than sixty (60) days after the Termination Date and included with the installment payable on such payroll date.

(f)	Termination due to Disability or death: If the Employee’s employment is terminated due to Disability or the Employee’s death, then the Company shall pay or provide the Employee (or the Employee’s estate, if applicable) only with the benefits itemized in Section 4(a). For purposes of this Agreement, “Disability” means: the inability of the Employee to perform the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity which has lasted or can reasonably be expected to last for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365) day period as determined by the Board in its reasonable discretion.

5.	Proprietary Information. During the course of employment with the Company Employee has had, and will continue to have, access to the Company’s proprietary and trade secret information. Maintaining the confidentiality of such information is important to the Company’s competitive position in the industry and ultimately to the Company’s ability to achieve financial success and provide employment opportunities. Employee will not discuss the business affairs and operations of the Company with anyone outside of the Company except when required in the normal course of business. To the extent Employee has access to proprietary and/or trade secret information, he is responsible for the security of that information. Extreme care must be exercised to insure that such information is safeguarded to protect the Company, its suppliers, clients, and employees.

6.	Confidential Information. Employee recognizes and acknowledges that Employee has had, and will continue to have, access to certain information of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. Employee shall not at any time, either during or after termination of employment, directly or indirectly disclose to others, use, copy or permit to be copied, except as directed by law or in accordance with Employee’s duties for or on behalf of the Company, its successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Employee), without the prior written consent of the Company. The term “Confidential Information” means any secret or non-public information or know-how relating to the Company and its business, and shall include but not be limited to information relating to the Company’s plans, customers, costs, prices, personnel, business relationships, uses and applications of products and services, results of investigations, studies owned or used by the Company, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by the Company, before or during the term of Employee’s employment with the Company, that are not readily available to the public or that are maintained as confidential by the Company. Employee shall maintain in confidence any Confidential Information of third parties, received as a result of the Employee’s employment, in accordance with the Company’s obligations to such third parties and the policies established by the Company.

Consistent with state and federal law, nothing in this Agreement (a) is intended to limit Employee’s right to discuss the terms, wages, and working conditions of his employment; or (b)

prohibits Employee from reporting possible violations of law to a government agency or attorney, including information about trade secrets in a document filed in a lawsuit if the disclosure is made in confidence, good faith, solely for the purpose of reporting or investigating a suspected violation of law and is done only as permitted by law.

7.	Non-Solicitation, Non-Interference and Non-Competition. As a result of employment with the Company, Employee has acquired, and will continue to acquire, considerable knowledge about, and expertise in, certain areas of the Company’s business. Employee also has gained, and will continue to gain, knowledge of, and have contact with, customers and suppliers of the Company. Employee acknowledges that he may be able to utilize such knowledge and expertise following termination of service with the Company, to the serious detriment of the Company if he solicits business from customers of the Company or interferes with the Company’s relationships with its customers, business partners or employees. Accordingly, Employee agrees that:

(a)	Non-Solicitation, Non-Interference with Customers. During employment with the Company and for one (1) year after termination of employment, Employee will not directly or indirectly (i) solicit any customer or business partner of the Company, (ii) take any action intended to, or that has the effect of, interfering with the Company’s relationship with any customer or business partner or otherwise resulting in a customer or business partner reducing or ceasing their business relationship with the Company; or (iii) provide, to any customer with whom Employee had contact during employment or about whom Employee had access to Confidential Information, any products or services that are competitive with those that were offered by the Company during Employee’s employment with the Company.

(b)	Non-Solicitation of Employees. During employment with the Company and for one (1) year after termination of employment, Employee will not directly or indirectly approach, solicit, entice, hire or attempt to approach, solicit entice or hire any employee of the Company to leave the employment of the Company.

(c)	Non- Competition. During employment with the Company and for six (6) months after termination of employment, Employee will not directly or indirectly engage in any business that is the same as or substantially similar to the business in which the Company engages during the term of Employee’s employment; provided, however, that this restriction shall apply only to the geographic market of the Company. Employee shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business that provides products or services that are the same as or substantially similar to the products and/or services provided by the Company during Employee’s employment with the Company. Provided, however, that Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) Employee does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one percent of the outstanding capital stock of such enterprise.

(d)	Tolling of Restrictive Period. In the event Employee breaches any provision of this Section 7, the applicable restrictive period herein shall be tolled during the time of Employee’s breach. Upon cessation of any such breach, the restrictive period shall continue and shall be extended by the time period of the applicable breach.

(e)	Presentment to any New Employer. For one (1) year after termination of employment, Employee will give a copy of this Agreement to any subsequent employer prior to Employee’s first day of work so that the new employer can evaluate whether Employee’s work for that employer may be in violation of this Agreement.

8.	Inventions; Works Made for Hire. For purposes of this Agreement, “Inventions” means all ideas, improvements, discoveries, concepts, original works of authorship, modifications, formulations, software programs, product development or ideas (whether patentable or not) relating to the business of the Company that have been or are generated, conceived or reduced to practice by Employee during employment with the Company (including Employee’s period of employment with the Company prior to the Effective Date) either alone or in conjunction with others, during or outside of working hours. Any patent application (including provisional applications, international applications, and the like) on which Employee is named as an inventor that is both: (a) filed within one (1) year after termination of employment; and (b) relates to the business of Company; shall be presumed to cover an Invention conceived by Employee during employment with the Company, subject to proof to the contrary by good faith, written and duly collaborated records establishing that such Invention was conceived and made following termination of employment. Employee agrees to document all Inventions in writing and promptly disclose such Inventions to the Company. All original works of authorship made by Employee (solely or jointly with others) within the scope of employment with the Company (or his prior employment) and that are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(a)	Ownership and Assignment of Inventions. Subject to the limitations of Minnesota Statute §181.78 set forth below, all Inventions are the exclusive property of the Company (whether any Invention was generated, conceived or reduced to practice prior to the execution of this Agreement). Employee hereby assigns and agrees to assign in the future (when any such Inventions are first reduced to practice or first fixed in a tangible medium, as applicable, or are otherwise assignable) to the Company all of Employee’s right, title and interest in and to any and all Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s employment with the Company. Employee hereby waives and agrees not to assert any proprietary rights in or with respect to any Invention. Employee will sign and deliver any documents necessary to fully assign ownership of any Invention to the Company. Employee will, at the Company’s expense, provide all assistance reasonably required for the Company to perfect, protect and use rights to Inventions. Employee will maintain appropriate documentation relating to Inventions and sign all documents and do all things the Company deems necessary or desirable to document and record the transfer of Employee’s right, title and interest in Inventions to the Company or a third party designated by the Company, and enable the Company to obtain patent protection for Inventions anywhere in the world.

(b)	Exclusions. The terms of this Section 8 do not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and that was developed entirely on Employee’s own time and that (i) does not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (ii) does not result from any work performed by Employee for the Company.

(c)	Continuing Obligations. The obligations of this Section 8 continue beyond the termination of employment with the Company as to Inventions conceived or made by Employee during Employee’s employment and are binding upon Employee’s assigns, executors, administrators and other legal representatives.

9.	Conflict of Interests. The Company expects all employees to conduct business according to the highest ethical standards of conduct. Employee is expected to devote his best efforts to the interests and business of the Company. Business dealings that create, or appear to create, a conflict between the interests of the Company and Employee are prohibited. The Company recognizes the right of employees to engage in activities outside of their employment that are of a private nature and unrelated to the Company’s business. However, Employee must disclose any possible conflicts so that the Company may assess and prevent potential conflicts of interest from arising. A potential or actual conflict of interest may occur when an employee is in a position to influence a business decision that may result in personal gain to the employee, a family member, or personal acquaintance. It is not possible to specify every action that might create a conflict of interest. Any question regarding whether an action or proposed course of conduct could create, or appear to create, a conflict of interest should immediately be presented to the Board Chair or the Human Resources Department for review.

10.	Restrictions Reasonable. Employee acknowledges that the restrictions in this Agreement are reasonable under the circumstances. Employee hereby waives all defenses to the enforcement thereof by the Company. If any provision of this Agreement is deemed void or invalid by a court, the remaining provisions shall remain in full force and effect and Employee agrees that the court has the power to replace such void or invalid provisions with such other enforceable and valid provisions as are as close as possible to the original in form and effect.

11.	Section 409A Compliance. The parties intend that the benefits and rights described in this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) to the extent that the requirements of Section 409A are applicable hereto, and the provisions of this Agreement will be construed in a manner consistent with that intention. If Employee or the Company believes at any time that any such benefit or right subject to Section 409A does not so comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company). Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of

Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).

Notwithstanding the foregoing, the Company does not make any representation that the payments or benefits under this Agreement are exempt from, or satisfy, the requirements of Section 409A and the Company shall have no liability or other obligation to indemnify or hold harmless Employee or any beneficiary for any tax, additional tax, interest or penalties if any provision of this Agreement or any action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

12.	Severability. Any provision of this Agreement that is prohibited or unenforceable under Minnesota law shall be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, without affecting the remaining provisions of this Agreement.

13.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

14.	Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, communications, representations and agreements, whether verbal or written, with respect to the subject matter hereof (including without limitation the Prior Agreements (as defined below)); provided, however, the Change in Control Agreement shall remain in effect in accordance with its terms. This Agreement may not be modified except by subsequent agreement in writing signed by the Company and Employee.

15.	Post-Employment Cooperation. Employee agrees to cooperate and assist the Company in the handling or investigation of any administrative charges, government inquires, claims, threats or lawsuits involving the Company that relate to matters that arose while the Employee was an employee of the Company. The Company will reimburse Employee for out-of-pocket expenses incurred in connection with such cooperation.

16.	Notice. Unless otherwise provided herein, any notice required or given under the terms of this Agreement shall be in writing and delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Minnetonka, Minnesota, or to Employee at the address set forth below. Notice shall be deemed given (a) when delivered if personally delivered; (b) three business days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Until changed by notice pursuant to this Section 16, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:	If to Employee, to:
Attn: Chair of the Board
Pineapple Holdings Inc.	Attn: Kyle Udseth
10900 Red Circle Drive Minnetonka, MN 55343 Fax: (952) 946-1835	4022 Hillcrest Rd Deephaven, MN, 55391

17.	Governing Law; Breach. This Agreement shall be governed by and construed in accordance with the laws of Minnesota, without reference to conflicts of laws. In the event either party is deemed by a court of appropriate jurisdiction to have breached this Agreement, the nonbreaching party shall be entitled to recover all costs, expenses and attorney’s fees incurred in enforcing the terms of this Agreement.

18.	Survival. The provisions of Sections 4, 5, 6, 7, 8, 10, 11, 12, 13, 14, 15, 17, 18 and 19 survive termination of Employee’s employment with the Company).

19.	Termination of Prior Agreements. By signing below, Employee acknowledges and agree that: (b) all prior employment or similar agreements (whether written or verbal) between Employee and Transition Networks/CSI (collectively, the “Prior Agreements”), together with all of Employee’s rights under the Prior Agreements, are hereby terminated as of the Effective Date hereof; (c) any notice that may be required in connection with the termination of the Prior Agreements is hereby waived; (d) notwithstanding the termination of the Prior Agreements or any other provision of this Agreement, the provisions of the Prior Agreements that impose confidentiality, non-disclosure, non-solicitation, non-competition and other similar obligations on Employee (the “Existing Restrictive Covenants”) shall continue in full force and effect in accordance with their respective terms and Employee agrees to strictly abide by such provisions; and (e) the other provisions of the Prior Agreements shall continue in effect to the extent necessary to permit the Company or its successors or assigns to enforce the Existing Restrictive Covenants.

[Signature page follows]

Accordingly, this Employment Agreement is effective as of the Effective Date.

Pineapple Energy, Inc.

By:	/s/ Roger H.D. Lacey	/s/ Kyle Udseth

Kyle Udseth

Its:	Chairman

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